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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A



                    INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No. 2)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                         BARRETT RESOURCES CORPORATION
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               (Name of Registrant as Specified in Its Charter)


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 (Name of Person(s) Filing Consent Statement, if Other Than the Registrant)

               Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)1 and 0-11.

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    (1)  Title of each class of securities to which transaction applies:

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    (2)  Aggregate number of securities to which transaction applies:

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    (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4)  Proposed maximum aggregate value of transaction:

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    (5)  Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount Previously Paid:

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    (2)  Form, Schedule or Registration Statement No.:

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    (3)  Filing Party:

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    (4)  Date Filed:

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

                                PRELIMINARY COPY

                   [BARRETT RESOURCES CORPORATION LETTERHEAD]

                                       , 2001

Dear Fellow Barrett Stockholder:

   On March 12, 2001, Shell Oil Company, acting through its indirect wholly-owned subsidiary SRM Acquisition Company, commenced an unsolicited tender offer to purchase all of the outstanding shares of common stock of Barrett Resources Corporation for $55.00 per share in cash. In connection with its offer, Shell commenced a consent solicitation process through which Shell is attempting to remove, without cause, all of the current members of the Board of Directors and replace them with Shell's nominees. Shell's stated intention in removing and replacing the current members of the Board of Directors is to facilitate Shell's acquisition of Barrett.

   I am writing on behalf of the Board of Directors to request your help in defeating Shell's consent solicitation. If Shell's nominees are elected to replace your current Board of Directors, Barrett may be sold to Shell at a price and on terms that are advantageous to Shell. Remember, it is to Shell's advantage to buy Barrett at the lowest possible price.

   The Board of Directors is acting aggressively to maximize the value of your investment. As previously announced, the Board of Directors authorized management to promptly pursue strategic alternatives, including seeking proposals from qualified parties to facilitate a full appreciation of the value of Barrett's assets. That process is underway. Shell was invited to participate in this process, but Shell rejected our invitation and instead commenced its hostile tender offer to attempt to acquire our company for $55.00 per share.

   After analyzing a variety of factors, your Board of Directors has unanimously concluded that Shell's offer is inadequate and not in the best interests of stockholders. Factors considered include, among other things, Barrett's future prospects, the opinions of Barrett's financial advisors, Goldman, Sachs & Co. and Petrie Parkman & Co., Inc., that the $55 per share offer is inadequate, and the fact that your Board of Directors is taking all necessary steps to maximize stockholder value.

   Because we believe that your current Board of Directors is in the best position to evaluate the alternative transactions available to Barrett and to decide on the courses of action that will maximize stockholder value, we are urging you not to grant the consents being sought by Shell. If you have already consented to Shell's proposals, we urge you to revoke that consent.

   If you have previously signed Shell's consent card, you have every right to revoke your consent. Simply sign, date and mail the enclosed BLUE Consent Revocation Card today. Instructions for doing so can be found in the attached Consent Revocation Statement. You can also contact Robert Howard of Barrett at
(303) 572-3900 or Innisfree M&A Incorporated, the firm assisting us in the revocation of consents, toll free at (888) 750-5834, for assistance.

   If your shares are held for your benefit by a broker or bank in "street name," only your broker or banker can execute a consent representing your shares. Please contact the person responsible for your account and instruct him or her to execute a BLUE Consent Revocation Card on your behalf today.

   Thank you for your continuing support and encouragement.

                                          Very truly yours,

                                      /s/ Peter A. Dea

                                          Peter A. Dea
                                          Chairman of the Board and CEO

                                PRELIMINARY COPY

                         BARRETT RESOURCES CORPORATION
                              1515 Arapahoe Street
                              Tower 3, Suite 1000
                             Denver, Colorado 80202
                                 (303) 572-3900

                          Consent Revocation Statement
           by the Board of Directors of Barrett Resources Corporation
                 in Opposition to the Solicitation of Consents
                by Shell Oil Company and SRM Acquisition Company

   The Board of Directors (the "Barrett Board," the "Board" or the "Board of Directors") of Barrett Resources Corporation, a Delaware corporation (the "Company" or "Barrett"), is furnishing this Consent Revocation Statement and the accompanying BLUE Consent Revocation Card to the holders of the outstanding shares of Barrett common stock, par value $.01 per share (the "Common Stock"), in opposition to the solicitation by Shell Oil Company, a Delaware corporation ("Shell"), acting through its indirect wholly owned subsidiary SRM Acquisition Company, a Delaware corporation ("Sub"), of written consents from the stockholders of Barrett (the "Shell Consent Solicitation").

   Shell, acting through Sub, commenced the Shell Consent Solicitation in an effort to remove, without cause, every member of the Barrett Board and to replace your duly elected directors with a slate of nominees and representatives selected by Shell. This action by Shell was taken in conjunction with the commencement by Shell, through Sub, of an unsolicited tender offer (the "Shell Offer") to purchase all of the outstanding shares of Common Stock, including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of August 5, 1997, as amended (as amended, the "Rights Agreement"), between Barrett and BankBoston, N.A., as Rights Agent (the Common Stock, together with the Rights, are hereinafter referred to as the "Shares"), for $55.00 per Share in cash (the "Shell Offer Price").

   Prior to the commencement of the Shell Offer, Shell contacted Barrett to express its interest in acquiring the Company for $55.00 per Share in cash (the "Shell Preliminary Offer"). Shell warned that if we rejected its proposal, Shell was prepared to commence a tender offer for $55.00 per Share in cash (the "Shell Offer"). On March 8, 2001, after careful consideration, the Board unanimously rejected the Shell Preliminary Offer and determined, in light of the Shell Preliminary Offer and relevant industry conditions, to take all necessary steps to maximize stockholder value. Accordingly, we promptly began to pursue strategic alternatives, including seeking proposals from a number of qualified parties, including Shell, rather than commencing exclusive negotiations with Shell under artificial deadlines that serve only Shell's interests. The process, which we have already initiated, is designed to create a competitive situation and to ensure that our stockholders receive the full value of Barrett's assets. Shell has rejected our invitation to participate in this orderly process designed to maximize stockholder value. Instead, Shell commenced the Shell Offer along with the related Shell Consent Solicitation.

   After analyzing a variety of factors, the Board has unanimously concluded that the Shell Offer is inadequate and not in the best interests of Barrett's stockholders. Factors considered include, among other things, Barrett's future prospects, the opinions of Barrett's financial advisors, Goldman, Sachs & Co. and Petrie Parkman & Co., Inc., that the Shell Offer Price is inadequate, and the fact that the Board is taking all necessary steps to maximize stockholder value.

   The definitive Consent Revocation Statement and the enclosed BLUE Consent
Revocation Card will be first mailed to stockholders on or about         ,
2001.

   A consent in favor of Shell's proposals is a consent to replace your duly elected directors with Shell's nominees, who would then comprise the entire Barrett Board. Shell's nominees, which include Shell's current Treasurer, would then control Barrett and, although they would be subject to their fiduciary duties, the Shell nominees would be in a position to ensure that Shell could acquire Barrett at a price and on terms determined by Shell.

   We believe that a Barrett Board composed of Shell's nominees would have substantial conflicts of interest in evaluating the Shell Offer and other potential transactions and would attempt to complete a transaction with Shell. We believe that your interests will be best served if Barrett's current directors, acting independently of Shell, evaluate the alternatives available to Barrett.

   Because we believe your current Barrett Board is in the best position to evaluate the strategic alternatives available to Barrett and to decide on the courses of action that are in the best interests of Barrett's stockholders, we are seeking the revocation of any consents that may have been given in response to Shell's solicitation.

   Your Board unanimously opposes the Shell Consent Solicitation and urges you not to sign any white consent card sent to you by Shell.

   Even if you previously signed and returned Shell's white consent card, you have every right to revoke your consent. We urge you to sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope. Your prompt action is important. Please return the BLUE Consent Revocation Card today.

   If your shares are held for you by a broker or a banker in "street name," only your broker or banker can execute a consent representing your shares. Please contact the person responsible for your account and instruct him or her to execute a BLUE Consent Revocation Card on your behalf today.

   If you have any questions about giving your revocation of consent or require assistance, please call Innisfree M&A Incorporated ("Innisfree"), the firm assisting us in this solicitation, at the phone numbers shown below:

                           INNISFREE M&A INCORPORATED
                         501 MADISON AVENUE, 20TH FLOOR
                            NEW YORK, NEW YORK 10022

                         CALL TOLL-FREE: (888) 750-5834
                  BANKS & BROKERS CALL COLLECT: (212) 750-5833

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                               SHELL'S PROPOSALS

   Shell is soliciting consents in favor of two separate proposals (the "Shell Proposals"), designed to enable Shell to take control of your Barrett Board and to facilitate Shell's acquisition of Barrett at the Shell Offer Price. The Shell Proposals are set forth below.

Shell's Proposal 1:

   Remove without cause all members of the Barrett Board who are in office immediately prior to the effectiveness of that removal action, including, but not limited to, the following duly elected and serving directors: Peter A. Dea,
C. Robert Buford, Derrill Cody, James M. Fitzgibbons, Hennie L.J.M. Gieskes, William W. Grant, III and Philippe S.E. Schreiber.

Shell's Proposal 2:

   Elect Francis L. Durand, R. W. Leftwich and J. Hugh Roff, Jr. (together, the "Shell Nominees") as members of the Barrett Board.

   According to Shell, the effectiveness of Proposal 1 is not subject to, or conditioned on, Proposal 2 also having become effective. The effectiveness of Shell's Proposal 2 is subject to, and conditioned on, all members of the Company's board, immediately prior to the election of the Shell Nominees, having been removed in accordance with Proposal 1 or otherwise having ceased to be directors of Barrett.

                                THE SHELL OFFER

   On March 1, 2001, Shell delivered a letter to the Company proposing to acquire the Company for $55.00 per share in cash. At a special telephonic meeting on March 3, 2001 and at its regularly scheduled meetings on March 7 and 8, 2001, the Board of Directors met to consider Shell's proposal. At each meeting, the Board of Directors carefully considered the Company's business, financial condition and prospects, the terms and conditions of the Shell proposal and other matters, including discussions with its financial and legal advisors. On March 8, 2001, the Board decided to take all necessary steps to maximize stockholder value. In that regard, the Board directed management to promptly seek strategic alternatives, including the sale of the Company. Barrett then immediately commenced the process of seeking other proposals from a number of qualified parties. In light of these decisions, the Board announced that it had reviewed and rejected Shell's proposal.

   On March 12, 2001, Shell and the Bidder commenced an unsolicited tender offer to purchase the Shares at $55.00 per share in cash. Starting from March 12, 2001, the Board held a series of special meetings to, among other things, evaluate the Shell Offer and review the status of Barrett's solicitation of proposals from other parties.

   On March 22, 2001, the Barrett Board held a special meeting at which the Barrett Board again reviewed the Shell Offer and its terms and conditions with Barrett's financial and legal advisors. At the meeting, the financial advisors, Goldman, Sachs & Co. ("Goldman Sachs") and Petrie Parkman & Co., Inc. ("Petrie Parkman"), each rendered an opinion that, as of the date of such opinion, the Shell Offer Price was inadequate to Barrett's stockholders (other than Shell and its affiliates). In addition, the Board reviewed the Company's business (including its exploration and production activities and reserves), financial performance and future prospects and received an update on the Company's progress in soliciting proposals from other qualified parties. After lengthy analysis and discussions, the Barrett Board unanimously concluded that the Shell Offer is inadequate and not in the best interests of Barrett's stockholders. Accordingly the Board unanimously recommended that the Company's stockholders reject the Shell Offer and not tender their shares pursuant to the Shell Offer.


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   In reaching the conclusions referred to above, the Board of Directors took into account numerous factors, including but not limited to the following:

    (i) The Board's familiarity with the business, financial condition, prospects and current business strategy of the Company, the nature of the business in which the Company operates and the Board's belief that the Shell Offer undervalues the Company and does not reflect the current or long-term values inherent in the Company. In this regard, the Board of Directors particularly considered:

      . The positive outlook for the market for natural gas, including the strong commodities market and the favorable long-term outlook for increased gas demand in light of the current and projected tight markets for electricity. The Board further noted that natural gas is widely regarded today as an environmentally preferable fuel source;

      . Barrett's substantial acreage, natural gas reserves and natural gas production located in the Rocky Mountain region, which contains some of the largest and least exploited natural gas basins in the lower 48 states. In this regard, the Board further noted the following:

              . Barrett's acreage and reserves consist predominantly of natural gas located on properties in which Barrett has a high working interest ownership;

              . Barrett operates over 90% of its production, allowing it to exercise substantial control over the timing of its capital expenditures; and

              . Within Barrett's acreage position is a substantial inventory of low-risk, multi-year development drilling opportunities and a number of exploration projects, which if successful would provide even further development drilling opportunities;

      . The potential for significant internal growth of Barrett's natural gas reserves and production due to, among other things, Barrett's large acreage position in the Piceance Basin (134,000 net acres) and the Powder River Basin (476,000 net acres). The Board further noted:

              . With respect to the Piceance Basin, on March 5, 2001, Barrett filed an application with the Colorado Oil and Gas Conservation Commission requesting 20-acre increased density on an additional 16,000 acres. Based on the approval of two prior 20-acre increased density applications covering 13,000 acres, the Company believes its application will be approved. If approved, this application alone would lead to a substantial increase in Barrett's proved natural gas reserves this year; and

              . In the Powder River Basin, Barrett, with its co-venturer, has the largest coal-bed methane acreage position, which includes significant interests in the highly productive Wyodak coal formation, the subject of extensive drilling by industry, and the thicker Big George coal formation, which is in the early stages of development;

      . Based upon the factors described above, it is the Board's belief that it is likely that Barrett will report a further increase in proved natural gas reserves at year-end 2001, which is materially greater than its recent year-to-year increases;

      . Barrett's increase in natural gas reserves from approximately 1.2 trillion cubic feet equivalent at year end 1999 to approximately
         1.4 trillion cubic feet equivalent at year end 2000, even after the record growth in Barrett's production in 2000;

      . Barrett's increase in natural gas production of approximately 18% in 2000, which was generated largely from internal projects rather than through acquisitions and which was significantly higher than many of its competitors;

      . Barrett's strong increase in year-to-date operating cash flow, which has since year-end 2000 resulted in decreasing levels of indebtedness while still funding Barrett's capital expenditure program in full; and

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

      . The potential evident in Barrett's long-term strategic plan, Barrett's record of achieving its strategic objectives and its strong financial capacity to implement value enhancing opportunities available to Barrett;

    (ii) The opinion of Goldman Sachs, after reviewing with the Board many of the factors referred to herein and other financial criteria used in assessing an offer, that, as of March 22, 2001, the Shell Offer Price is inadequate to Barrett's stockholders (other than Shell and its affiliates);

    (iii) The presentation made by Petrie Parkman to the Board at its meeting on March 22, 2001 regarding the Shell Offer and its opinion dated March 22, 2001 that, as of that date and on the basis of and subject to the matters reviewed with the Board, the Shell Offer Price was inadequate from a financial point of view to Barrett's stockholders (other than Shell and its affiliates);

    (iv) The Board's belief, after discussions with its financial advisors and the Board's evaluation of the progress of the previously announced process for seeking strategic alternatives, that there is a reasonable likelihood that the process will yield a superior transaction;

    (v) The opportunistic timing of the Shell Offer to take advantage of a recent decline in Barrett's Share price. In this regard, the Board noted that within the three month period prior to the public announcement of the proposed Shell Offer, the Share price had traded as high as $59.8125 on December 29, 2000, which price was above the Shell Offer Price;

    (vi) The Board's belief that Shell's use of coercive tactics (including Shell's refusal to date to participate in Barrett's publicly announced process designed to maximize stockholder value, the commencement of the unsolicited Shell Offer in the face of Barrett's orderly process and Shell's solicitation of written consents to remove the existing Board and replace it with Shell's nominees) is intended to buy Barrett at a price advantageous to Shell; and

    (vii) The Board's belief, based in part on the factors described above, that the interests of its stockholders would be best served by continuing the Company's plan for maximizing stockholder value by seeking strategic alternatives, rather than accepting Shell's Offer.

   In light of the foregoing, the Barrett Board unanimously concluded that the Shell Offer is inadequate and not in the best interests of Barrett's stockholders. The foregoing discussion of the information and factors considered by the Barrett Board is not intended to be exhaustive but addresses the material information and factors considered by the Barrett Board in its consideration of the Shell Offer. In view of the variety of factors and the amount of information considered, the Barrett Board did not find it practicable to provide specific assessments of, quantify or otherwise assign any relative weights to the specific factors considered in determining to recommend that stockholders reject the Shell Offer. Such determination was made after consideration of all the factors taken as a whole. In addition, individual members of the Barrett Board may have given differing weights to different factors.

                        REASONS YOUR BOARD OF DIRECTORS
                     OPPOSES THE SHELL CONSENT SOLICITATION

   The Shell Proposals, taken together, are designed to enable Shell to take control of the Barrett Board and expedite the prompt consummation of Shell's proposed acquisition of Barrett at the lowest possible price. We believe that the Shell Consent Solicitation is an attempt to pressure us to accept Shell's unsolicited offer for $55.00 per share without the current Barrett Board first having the opportunity to fully consider all of Barrett's strategic alternatives, including proposals from other qualified parties. We believe that such undue pressure by Shell is not in your best interest.

   Shell's acknowledged purpose in pursuing the Shell Consent Solicitation is to replace the duly elected Barrett Board with Shell's own nominees. Shell also acknowledges that it intends, as soon as practicable after the Shell Nominees have become members of the Company's Board, to request that the newly installed Barrett Board take all necessary actions to allow Shell to promptly consummate the Shell Offer.

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

   While we recognize that the Shell Nominees, if elected, would have certain fiduciary obligations under Delaware law to Barrett and its stockholders, we expect that the Shell Nominees would act in furtherance of the interests of Shell. In particular, if the Shell Nominees are elected as your directors, conflicts of interests are inevitable and would be detrimental to the interests of Barrett and its stockholders. Given that it is in Shell's financial interest to acquire Barrett at the lowest possible cost to Shell by paying the lowest possible price for the Shares, do you believe that the Shell Nominees would objectively evaluate the Shell Offer, make a determined effort to seek proposals from other parties or negotiate aggressively against Shell to obtain the best value for Barrett stockholders? During the period while Shell is trying to acquire Barrett, it is clearly contrary to the short-term interests of Shell to take any steps to enhance the value of Barrett.

   Moreover, Sub has disclosed that each of the Shell Nominees is being indemnified by Shell to the fullest extent permitted by applicable law, from and against any and all expenses, liabilities or losses of any kind arising out of any threatened or filed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, asserted against or incurred by the Shell Nominee in his capacity as a nominee for election as a director of Barrett, or arising out of his status in that capacity.

   Shell has disclosed that it intends to pay each Shell Nominee a fee of $25,000 for agreeing to stand for election as a director of Barrett. In addition, it is anticipated that each Shell Nominee, if elected, would be entitled to receive director's fees paid in accordance with Barrett's past practice.

   It is vital that Barrett continue to have in place a board of directors that will act solely in the best interests of Barrett and its stockholders and not be influenced by Shell's goals or possibly be financially protected by Shell's indemnification commitments. We believe that your duly elected Board of Directors, not Shell's proposed slate of nominees, is in the best position to evaluate Barrett's strategic alternatives, to decide on the courses of action that are in the best interests of Barrett's stockholders and to implement those decisions.

   Your Board unanimously opposes the Shell Consent Solicitation and urges you not to sign any white consent card sent to you by Shell.

   If you have previously signed and returned Shell's white consent card, you can change your mind and revoke your consent. We urge you to sign, date and mail the enclosed BLUE Consent Revocation Card in the enclosed postage-paid envelope.

   If your shares are held for you by a broker or banker in "street name," only your broker or banker can execute a consent representing your shares. Please contact the person responsible for your account and instruct him or her to execute a BLUE Consent Revocation Card on your behalf today.

   If you have any questions, please call Innisfree toll-free at (888) 750-5834. Banks and brokers should call collect at (212) 750-5833.

                             THE CONSENT PROCEDURE

   Under Delaware corporate law, unless otherwise provided in a corporation's certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote if consents in writing setting forth the action to be taken are signed by holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

   Barrett's certificate of incorporation does not prohibit stockholder action by written consent. The unrevoked consent of the holders of at least a majority of the outstanding Shares entitled to vote on the record date, once established, must be obtained within the time limits specified below to adopt the Shell Proposals.

   Article II, Section 4(b) of Barrett's Bylaws establishes orderly procedures for the setting of a record date for actions taken by written consent of stockholders, including the Shell Consent Solicitation. This section of the Bylaws provides that any stockholder of record of Barrett seeking to have Barrett's stockholders authorize

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

or take corporate action by written consent shall, by written notice to Barrett's corporate secretary, request the Barrett Board to fix a record date. The Barrett Board is required, within 10 business days after the date on which Barrett receives the request, to adopt a resolution fixing a record date not more than 10 calendar days after the date on which the resolution was adopted.

   On March 26, 2001, Shell furnished Barrett with a letter requesting, pursuant to Article II, Section 4(b) of Barrett's Bylaws, that the Barrett
Board set a record date for the Shell Consent Solicitation. On April   , 2001,
the Barrett Board set April  , 2001 as the record date.

   A stockholder may revoke any previously signed consent granted to Shell by signing, dating and returning a BLUE Consent Revocation Card included with this Consent Revocation Statement. If no direction is made on the Consent Revocation Card with respect to one or more of the Shell Proposals, or if a stockholder marks the "revoke consent" box on the Consent Revocation Card with respect to one or more of the Shell Proposals, all previously executed consents with respect to such Shell Proposals will be revoked. A consent granted to Shell may also be revoked by delivery of a written consent revocation directly to Barrett or Shell. Stockholders are urged, however, to deliver all Consent Revocation Cards to Barrett in care of Innisfree M&A Incorporated, the firm assisting Barrett in this solicitation, at 501 Madison Avenue, 20th floor, New York, New York 10022. Barrett requests that if a consent revocation is instead delivered to Shell, a copy of the revocation also be delivered to Barrett in care of Innisfree at the address set forth above, so that Barrett will be aware of all revocations. Any consent revocation may itself be revoked at any time by signing, dating and returning to Shell a subsequently dated white consent card sent to you by Shell, or by delivery of a written revocation of such consent revocation to Barrett or Shell.

   Under Delaware corporate law, in order to be effective, consents with respect to the Shell Proposals must be delivered within 60 days of the date when the earliest dated consent with respect to the Shell Proposals is delivered to Barrett.

   Pursuant to Article II, Section 11(b) of the Barrett Bylaws, the Barrett corporate secretary will hire nationally recognized inspectors of elections to safeguard all consents delivered to Barrett in connection with the Shell Consent Solicitation and to conduct a reasonable investigation as they deem necessary or appropriate for the purpose of determining the validity of each consent, including whether stockholders having the requisite voting power to authorize or take the action specified in each consent have indeed consented. In order to allow the inspectors of election to perform their functions, no consent shall be effective until the independent inspectors are able to certify to Barrett that the consents received in connection with the Shell Consent Solicitation represent at least the minimum number of votes necessary to remove the current members of the Barrett Board and elect the Shell nominees. If the independent inspectors conclude that the requisite number of consents have been
received, Barrett will notify all stockholders of record as of April   , 2001,
the record date for the Shell Consent Solicitation, by mail that the Shell Consent Solicitation has concluded and that stockholder revocation rights related to the Shell Consent Solicitation have expired.

   If any shares of Common Stock that you own are held for you in an account with a stock brokerage firm, bank nominee or other similar "street name" holder, you are not entitled to execute a consent representing such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other "street name" holder to grant or revoke consent for the shares held in your name. Accordingly, you should contact the person responsible for your account and direct him or her to execute the enclosed BLUE Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Barrett in care of Innisfree, at the address set forth above, so that Barrett will be aware of your instructions and can attempt to ensure that those instructions are followed.

   You have the right to revoke any consent you may have previously given to Shell. To do so, you need only sign, date and return in the enclosed postage-paid envelope the BLUE Consent Revocation Card

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

which accompanies this Consent Revocation Statement. If you do not indicate a specific vote on the BLUE Consent Revocation Card with respect to one or more of the Shell Proposals, the Consent Revocation Card will be used in accordance with the recommendation of the Barrett Board to revoke any consent with respect to the Shell Proposals.

   Please do not return any white consent cards sent to you by Shell, even in protest. If you do not support the Shell Proposals and have not signed Shell's white consent card, you may show your opposition to the Shell Proposals by signing, dating and returning the enclosed BLUE Consent Revocation Card. This will better enable Barrett to keep track of how many stockholders oppose the Shell Proposals.

   Barrett has retained Innisfree to assist in communicating with stockholders in connection with the Shell Consent Solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your BLUE Consent Revocation Card or any other questions, Innisfree will be pleased to assist you. You may call Innisfree toll-free at (888) 750-5834. Banks and brokers should call collect at (212) 750-5833.

              INFORMATION ABOUT THE BOARD OF DIRECTORS OF BARRETT

   The names of the current members of the Barrett Board, their ages and certain biographical information about each of them are set forth below.

                                                                                           Initial
                                                                       Expiration of Term  Date as
             Name                          Age  Position with Barrett      as Director     Director
             ----                          --- ----------------------- ------------------- --------
C. Robert Buford (1)(2)(3)(4)(5).........   67 Director                2001 Annual Meeting   1983
Derrill Cody (1)(2)(3)(4)(5).............   62 Director                2001 Annual Meeting   1995
Peter A. Dea (1).........................   47 Chairman of the Board,  2001 Annual Meeting   1999
                                               Chief Executive Officer
                                               and a Director
James M. Fitzgibbons (3)(4)(5)(6)........   66 Director                2001 Annual Meeting   1987
Hennie L.J.M. Gieskes (3)(4)(7)..........   62 Director                2001 Annual Meeting   1985
William W. Grant, III (3)(4)(5)..........   68 Director                2001 Annual Meeting   1995
Philippe S.E. Schreiber (1)(2)(3)(4)(5)..   60 Director                2001 Annual Meeting   1985

--------
(1) Member of the Executive Committee of the Board of Directors.
(2) Member of the Board Planning and Nominating Committee of the Board of Directors.
(3) Member of the Audit Committee of the Board of Directors.
(4) Member of the Compensation Committee of the Board of Directors.
(5) Member of the Succession Planning Committee of the Board of Directors until this Committee was discontinued on May 4, 2000.
(6) Mr. Fitzgibbons served as a director of Barrett from July 1987 until October 1992. He was re-elected to the Board of Directors in January 1994.
(7) Mr. Gieskes served as a director of Barrett from November 1985 through September 1997. He was re-elected to the Board of Directors on May 4, 2000.

   C. Robert Buford has been a director of Barrett since December 1983 and served as Chairman of the Board of Directors from December 1983 through March 1994. Mr. Buford has been President, Chairman of the Board and controlling shareholder of Zenith Drilling Corporation, Wichita, Kansas, since February 1966. Zenith owns approximately 1.6 percent of Barrett's common stock. Since 1993, Mr. Buford has served as a director of Encore Energy, Inc., a wholly-owned subsidiary of Zenith engaged in the marketing of natural gas. Mr. Buford is also a member of the Board of Directors of Intrust Financial Corporation, a bank holding company.

   Derrill Cody has been a director of Barrett since July 1995. From May 1990 until July 1995, Mr. Cody served as a director of Plains Petroleum Company, which merged with a subsidiary of Barrett on July 18, 1995. Since January 1990, Mr. Cody has been an attorney in private practice in Oklahoma City, Oklahoma. From 1986 to 1990, he was Executive Vice President of Texas Eastern Corporation, and from 1987 to 1990 he was the Chief Executive Officer of Texas Eastern Pipeline Company. Since 1990, he has been a director of the General Partner of TEPPCO Partners, L.P., an operator of transportation systems for liquid hydrocarbons.

   Peter A. Dea has served as Chairman of the Board since April 1, 2000, and has served as Chief Executive Officer and a director since November 1999. He previously served as Vice Chairman from November 1999 until April 1, 2000 and as Executive Vice President--Exploration from December 1998 until November 1999. He served as Senior Vice President--Exploration of Barrett from June 1996 until December 1998. He held various exploration geologist positions with Barrett from February 1994 through June 1996. Mr. Dea served as President of Nautilus Oil and Gas Company from 1992 through 1993.

   James M. Fitzgibbons has been a director of Barrett since January 1994, and previously served as a director of Barrett from July 1987 until October 1992. Since January 1998, Mr. Fitzgibbons has been the Chairman of the Board of Davidson Cotton Company. From October 1990 through December 1997,
Mr. Fitzgibbons was Chairman of the Board and Chief Executive Officer of Fieldcrest Cannon, Inc. Mr. Fitzgibbons also is a Director/Trustee of Dreyfus Laurel Funds, a series of mutual funds.

   Hennie L.J.M. Gieskes was elected as a director in May 2000. He previously served as a director of Barrett from November 1985 until September 1997. Mr. Gieskes has served as the Managing Director of Spaarne Compagnie N.V., a Netherlands company engaged in the investment business, since January 1991. From before 1976 until December 1990, Mr. Gieskes was a Managing Director of Vitol Beheer B.V., a Netherlands trading company engaged primarily in energy related commodities.

   William W. Grant, III has served as a director of Barrett since July 1995. From May 1987 until July 1995, Mr. Grant served as a director of Plains Petroleum Company. He was an advisory director of Colorado National Bank from 1993 through 1999. He was a director of Colorado National Bankshares, Inc. from 1982 to 1993 and the Chairman of the Board of Colorado National Bank of Denver from 1986 to 1993.

   Philippe S.E. Schreiber has been a director of Barrett since November 1985. Mr. Schreiber is an independent lawyer and business consultant. From August 1985 through December 1998, he was a partner of, or of counsel to, the law firm of Walter, Conston, Alexander & Green, P.C. in New York, New York. Mr. Schreiber has served as a director of the United States principal affiliate of The Mayflower Corporation plc. since 1991. Mr. Schreiber also serves as a director of other private companies.

                         BOARD MEETINGS AND COMMITTEES

   The Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee and a Board Planning and Nominating Committee. The Board discontinued the Succession Planning Committee on May 4, 2000.

   The Audit Committee consists of Messrs. Buford (Chairman), Cody, Fitzgibbons, Gieskes, Grant and Schreiber. The primary function of the Audit Committee is to oversee Barrett's financial reporting process on behalf of the Board. During the year ended December 31, 2000, the Board examined the composition of the Audit Committee in light of the adoption by the New York Stock Exchange of new rules governing audit committees. Based upon this examination, the Board confirmed that all members of the Audit Committee are "independent" within the meaning of the Exchange's new rules. The Proxy Statement for the 2001 Annual Meeting of Stockholders will include a copy of the Audit Committee's charter, which was approved by the Board on May 4, 2000. During 2000, the Audit Committee met five times.

   The primary responsibility of the Executive Committee is to exercise the authority of the Board, to the extent permitted by Delaware law and Barrett's Bylaws, during intervals between regular meetings of the Board. The Executive Committee, consisting of Messrs. Buford, Cody, Dea and Schreiber, met once during 2000.

   The Compensation Committee has the authority to establish policies concerning compensation and employee benefits for employees of Barrett. The Compensation Committee reviews Barrett's compensation policies and the implementation of those policies and determines compensation and benefits for executive officers. During 2000, the Compensation Committee, consisting of Messrs. Buford, Cody, Fitzgibbons, Gieskes, Grant and Schreiber (Chairman), met four times.

   The primary responsibilities of the Board Planning and Nominating Committee are to review the role, structure and procedures of the Board of Directors and its committees and to consider and recommend candidates for election to the Board. The Board Planning and Nominating Committee will consider suggestions from stockholders regarding possible director candidates. These suggestions, together with appropriate biographical information, should be submitted to the Barrett corporate secretary. The Committee, consisting of Messrs. Buford (Chairman), Cody and Schreiber, met three times during 2000.

   During 2000, the Succession Planning Committee consisted of Messrs. Buford, Cody, Fitzgibbons, Grant and Schreiber (Chairman). The Committee reviewed management succession issues. During 2000, the Committee met once before it was discontinued on May 4, 2000.

   During 2000, the Board of Directors met 13 times. Each director participated in at least 75 percent of the aggregate of the total number of meetings of the Board and of all committees of the Board on which that director served during 2000.

                             DIRECTOR COMPENSATION

   Standard Arrangements. Pursuant to Barrett's standard arrangement for compensating directors, no compensation for serving as a director is paid to directors who also are employees of Barrett, and those directors who are not also employees of Barrett ("Outside Directors") receive an annual retainer of $20,000 paid in equal quarterly installments. In addition, during the first quarter of 2000, for each Board of Directors or committee meeting attended in person, each Outside Director received a $1,000 meeting attendance fee. Each Outside Director also received $300 for each telephone meeting lasting more than 15 minutes. The Chairmen of the Compensation and Audit Committees received, however, a $1,500 meeting attendance fee for each committee meeting. Beginning on April 1, 2000, the meeting attendance fee increased to $1,100, the Chairman's fees for Committee meetings increased to $1,600, and the fee for telephone meetings increased to $500. All directors are reimbursed for out-of-pocket expenses incurred in connection with attending Board and Committee meetings.

   For each Board of Directors or committee meeting attended, options to purchase 1,000 shares of Common Stock will become exercisable for each Outside Director. Although these options become exercisable only at the rate of 1,000 for each meeting attended, each director will be granted options to purchase 10,000 shares of Common Stock at the time the individual initially becomes a director. Any options that have not become exercisable at the time of termination of a director's service will expire at that time. At such time as the options to purchase all 10,000 shares of Common Stock have become exercisable, options to purchase an additional 10,000 shares of Common Stock will be granted to the director and will be subject to the same restrictions on exercise as the previously received options. The options are granted to the Outside Directors pursuant to Barrett's Non-Discretionary Stock Option Plan, and the exercise price for those options is equal to the closing sales price for the Common Stock on the date of grant. The options expire upon the later to occur of five years after the date of grant or two years after the date those options first became exercisable.

   Other Arrangements. During the year ended December 31, 2000, no compensation was paid to directors of Barrett other than pursuant to the standard compensation arrangements described in the previous section.

Compensation Committee Interlocks and Insider Participation

   During the year ended December 31, 2000, each of Messrs. Buford, Cody, Fitzgibbons, Gieskes, Grant and Schreiber served as members of the Compensation Committee of the Board of Directors. Mr. Schreiber served as the President of Excel Energy Corporation ("Excel") prior to the 1985 merger of Excel with and into Barrett, and Mr. Gieskes served as Chairman of the Board of Excel at the time of the merger. No other person who served as a member of the Compensation Committee during the year ended December 31, 2000 was, during that year, an officer or employee of Barrett or of any of its subsidiaries, or was formerly an officer of Barrett or of any of its subsidiaries, except Mr. Buford who served as the Chairman of the Board from December 1983 through March 1994. However, Mr. Buford was never a salaried employee of Barrett.

Certain Transactions

   Except as otherwise disclosed in this Consent Revocation Statement and Annex A and Annex B hereto, during 2000, there were no transactions between the Company and its directors or executive officers, associates of participants in the solicitation of consent revocations (as associates and participants are defined in applicable regulations of the SEC), or known holders of greater than five percent of the Company's common stock in which the amount involved exceeded $60,000 and in which any of the foregoing persons had or will have a material interest.

                         EXECUTIVE OFFICERS OF BARRETT

   The names of the executive officers who are not also directors of Barrett, their ages and certain information about them are set forth below:

                              Positions and Offices with      Principal Occupations and
          Name           Age            Barrett            Employment During Past 5 Years
          ----           --- ----------------------------  -------------------------------
Joseph P. Barrett.......  47 Senior Vice President--Land   Since March 1999, Mr. Barrett
                                                           has served as Barrett's Senior
                                                           Vice President--Land. From
                                                           March 1995 through February
                                                           1999, Mr. Barrett served as
                                                           Vice President--Land.
                                                           Mr. Barrett has held various
                                                           positions in Barrett's Land
                                                           Department since 1982.

Dean J. Gallacher.......  36 Senior Vice President--       Mr. Gallacher joined Barrett as
                             Marketing                     its Vice President--Marketing
                                                           in November 2000. Before
                                                           joining Barrett, Mr. Gallacher
                                                           was employed by Avista Energy
                                                           Inc. as a manager in its
                                                           trading division from April
                                                           1997 to November 2000. From
                                                           January 1997 to March 1997, Mr.
                                                           Gallacher served as a principal
                                                           for Potential Energy, Inc.,
                                                           which provided consulting
                                                           services and negotiation
                                                           assistance concerning gas
                                                           supply and transportation
                                                           contracts and related matters.
                                                           In addition, Mr. Gallacher was
                                                           employed as a marketing manager
                                                           by Inland Pacific Energy
                                                           Services from April 1993 to
                                                           December 1996 where he provided
                                                           consulting services to large
                                                           industrial customers on gas
                                                           supply and power contracts,
                                                           energy trading activities and
                                                           power requirements.

Robert W. Howard........  46 Senior Vice President--       Mr. Howard has held his current
                             Investor Relations and        position of Senior Vice
                             Corporate Development and     President--Investor Relations
                             Treasurer                     and Corporate Development since
                                                           February 25, 1999. Mr. Howard
                                                           previously served as Barrett's
                                                           Senior Vice President since
                                                           March 1992. He also has served
                                                           as Treasurer since March 1986.

Joseph N. Jaggers.......  47 President and Chief           Mr. Jaggers joined Barrett in
                             Operating Officer             July 2000 as its President and
                                                           Chief Operating Officer. Prior
                                                           to joining Barrett, Mr. Jaggers
                                                           was employed by BP Amoco as a
                                                           Business Unit Leader from
                                                           November 1998 to June 2000.
                                                           From July 1995 to August 1998,
                                                           Mr. Jaggers served as District

                              Positions and Offices with      Principal Occupations and
          Name           Age            Barrett            Employment During Past 5 Years
          ----           --- ----------------------------  -------------------------------
                                                           Manager--Cairo for Amoco. He
                                                           also held the position of
                                                           District Manager--Denver for
                                                           Amoco from November 1991 to
                                                           June 1995. In his capacities at
                                                           BP Amoco and Amoco, Mr. Jaggers
                                                           served as a senior petroleum
                                                           engineer and manager of
                                                           production operations.

J. Frank Keller.........  57 Executive Vice President and  Mr. Keller has served as
                             Chief Financial Officer       Barrett's Executive Vice
                                                           President since 1983 and Chief
                                                           Financial Officer since 1995.
                                                           Mr. Keller served as a director
                                                           from 1983 until 2000 and as
                                                           Secretary from 1983 until 1997.

Eugene A. Lang, Jr......  47 Executive Vice President--    Since May 1999, Mr. Lang has
                             General                       held the position of Executive
                             Counsel and Secretary         Vice President--General
                                                           Counsel. Mr. Lang served as
                                                           Barrett's Senior Vice
                                                           President--General Counsel from
                                                           September 1995 to May 1999. He
                                                           has also served as Secretary
                                                           since June 1997.

Logan Magruder, III.....  44 Vice President--Operations    Since April 1998, Mr. Magruder
                                                           has held his current position
                                                           as Vice President--Operations.
                                                           From October 1997 to April
                                                           1998,
                                                           Mr. Magruder served as
                                                           Barrett's Vice President--
                                                           Corporate Relations and
                                                           Development. In December 1996,
                                                           Mr. Magruder joined Barrett as
                                                           its Manager of Operations--Gulf
                                                           of Mexico and held that
                                                           position until October 1997.
                                                           Mr. Magruder was employed as
                                                           Director of Engineering and
                                                           Operations for Scana Petroleum
                                                           from November 1995 through
                                                           December 1996.

Steven G. Natali........  46 Vice President--Exploration   Mr. Natali has served as
                                                           Barrett's Vice President--
                                                           Exploration since December
                                                           1999. From March 1999 until
                                                           December 16, 1999, Mr. Natali
                                                           served as Barrett's Exploration
                                                           Manager. Mr. Natali held the
                                                           position of Chief Geophysicist
                                                           for Barrett from December 1995
                                                           to March 1999.

Executive Officer Compensation

   Summary information with respect to the compensation of Barrett's chief executive officer and certain other executive officers is set forth in Annex A.

                SECURITY OWNERSHIP OF NAMED EXECUTIVE OFFICERS,
                      DIRECTORS AND PRINCIPAL STOCKHOLDERS

   On March 15, 2001, there were 33,461,004 shares of Common Stock outstanding. According to information furnished to Barrett as of March 15, 2001, the directors of Barrett, Barrett's "named executive officers" (the "Named Executive Officers") within the meaning of Item 402(a)(3) of Regulation S-K, all directors and executive officers as a group, and each other person known by Barrett to be a beneficial owner of more than five percent of the Common Stock, beneficially owned shares of Common Stock as set forth below. Beneficial ownership has been determined for purposes herein in accordance with Rule 13d-3 of the Exchange Act under which a person is deemed to be the beneficial owner of securities if such person has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days of March 15, 2001.

                                        Amount/Nature of     Percent of Class
       Name of Beneficial Owner       Beneficial Ownership  Beneficially Owned
       ------------------------       --------------------  ------------------
C. Robert Buford.....................        644,866(1)            1.9%

Derrill Cody.........................         34,160(2)              *

Peter A. Dea.........................         80,799(2)              *

James M. Fitzgibbons.................         42,000(2)              *

Hennie L.J.M. Gieskes................        909,214(2)            2.7%

William W. Grant, III................         40,350(2)              *

Joseph N. Jaggers....................            255(2)              *

J. Frank Keller......................        117,060(2)              *

Eugene A. Lang, Jr...................         96,791(2)              *

Philippe S.E. Schreiber..............         37,106(2)              *

All Directors and Executive Officers
 as a Group (15 Persons).............      2,124,312(3)            6.3%

State Farm Mutual Automobile
 Insurance Company and affiliates....      2,938,638(4)(5)         8.8%
 One State Farm Plaza
 Bloomington, IL 61710

Franklin Resources, Inc. ............      2,467,215(4)(6)         7.4%
 777 Mariners Island Boulevard
 San Mateo, CA 94403

Scudder Kemper Investments, Inc. ....      1,906,100(4)            5.7%
 345 Park Avenue
 New York, NY 10154

T. Rowe Price Associates, Inc. ......      1,753,936(4)(7)         5.2%
 100 East Pratt Street
 Baltimore, MD 21202

--------
 *   Less than 1% of the Common Stock outstanding.
(1) C. Robert Buford is considered a beneficial owner of the 523,210 Shares of which Zenith is the record owner. Mr. Buford owns approximately 89 percent of the outstanding common stock of Zenith. The number of Shares indicated for Mr. Buford also includes 10,000 Shares that are owned by Aguilla Corporation, which is owned by Mr. Buford's wife and adult children. Mr. Buford disclaims beneficial ownership of the Shares held by Aguilla Corporation pursuant to Rule 16a-1(a)(4) under the Exchange Act. The number of Shares indicated also includes 30,000 Shares underlying stock options that currently are exercisable or that may become exercisable within 60 days following March 15, 2001.

(2) The number of Shares indicated consists of or includes the following number of shares underlying options that currently are exercisable or that may become exercisable within 60 days following March 15, 2001:
      Derrill Cody, 20,000; Peter A. Dea, 66,518; James M. Fitzgibbons, 30,000; Hennie L.J.M. Gieskes, 10,000; William W. Grant, III, 20,000; J. Frank Keller, 64,038; Eugene A. Lang, Jr., 84,767; and Philippe S.E. Schreiber, 30,000.
(3) The number of Shares indicated consists of or includes 355,323 Shares underlying options held by the directors and executive officers shown in the table, and an additional 92,006 Shares underlying options held by other officers that currently are exercisable or that may become exercisable within 60 days following March 15, 2001.
(4) Based solely on information included in a Schedule 13G filed with the SEC by each of the named stockholders.
(5) The number of Shares indicated includes the Shares owned by entities related to State Farm Mutual Automobile Insurance Company ("SFMAI"). Those entities and SFMAI may be deemed to constitute a "group" with regard to the ownership of Shares reported on a Schedule 13G. In their reports on Schedule 13G, the entities indicated that they disclaim membership in a group for the purposes of reporting on Schedule 13G or did not affirm the existence of a group.
(6) The number of Shares indicated includes the Shares owned by Franklin Resources, Inc. ("Franklin") and an individual and entity related to Franklin. Franklin, the individual and the additional entity may be deemed to constitute a "group" with regard to the ownership of Shares reported on a Schedule 13G. In their reports on Schedule 13G, Franklin, the individual and the other entity indicated that they disclaim membership in a group for the purposes of reporting on Schedule 13G or did not affirm the existence of a group.
(7) The Shares indicated are owned by various individuals and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the Shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires Barrett's executive officers and directors, and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the SEC and the exchange on which the Common Stock is listed for trading. Executive officers, directors and more than ten percent stockholders are required by regulations promulgated under the Exchange Act to furnish Barrett with copies of all
Section 16(a) reports filed. Based solely on Barrett's review of copies of the
Section 16(a) reports filed for the fiscal year 2000, Barrett believes that all reporting requirements applicable to its executive officers, directors, and more than ten percent stockholders were complied with for the fiscal year 2000.

                      SOLICITATION OF CONSENT REVOCATIONS

   Consent revocations may be solicited by mail, telephone, facsimile transmission, other electronic media or in person. Solicitation of consent revocations may be made by directors, officers and regular employees of Barrett for which they will receive no additional compensation.

   In addition, we have retained Innisfree to assist in the solicitation of the consent revocations, for which Innisfree will receive a fee of $250,000 plus reasonable out-of-pocket expenses. We have also agreed to indemnify Innisfree for certain liabilities in connection with this solicitation. Approximately 100 persons will be employed by Innisfree to solicit stockholders.

   Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to beneficial owners of shares of Common Stock. We will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners.

   The entire cost of soliciting the consent revocations and responding to the Shell Offer, including, without limitation, costs, if any, relating to advertising, printing, fees of attorneys, financial advisors, proxy solicitors, accountants, public relations, transportation, litigation and related expenses and filing fees, will be borne by Barrett. We estimate that total expenditures relating to our solicitation of the consent revocations and response to the
Shell Offer will be approximately $    of which to date we have spent $   . The
portion of those costs allocable solely to the solicitation of consent revocations is not readily determinable. These costs do not include the amount normally expended for a solicitation for an uncontested election of directors or costs represented by salaries and wages of regular employees and officers. These costs do not include the fees payable to our financial advisors Goldman, Sachs & Co. and Petrie Parkman & Co., which fees are described in Annex B hereto.

                               CERTAIN LITIGATION

   On March 7, 2001, Shell filed a complaint against Barrett in the Delaware Court of Chancery. The Shell complaint sought an order declaring Article III,
Section 3 of the Barrett Bylaws to be in violation of Section 228 of the Delaware corporate law. Article III, Section 3 provides that nominations by stockholders for directors to be elected by written consent must be delivered in writing to the Barrett Corporate Secretary not less than 60 days nor more than 90 days prior to the first solicitation of any written consents for the election of those nominees. In addition, Shell asked the Court to enjoin Barrett, or anyone acting on Barrett's behalf or in concert with Barrett, from enforcing Article III, Section 3. The Shell complaint also seeks an order declaring Article IX, Section 4 of the Barrett Bylaws to be in violation of
Section 228 of the Delaware corporate law and again asks the Court to enjoin Barrett, or anyone acting on Barrett's behalf or in concert with Barrett, from enforcing that Bylaw. Article IX, Section 4 provides that the Barrett Bylaws may be amended at a meeting of stockholders, but not by their written consent, and includes certain requirements of advance notice of the proposed amendment to Barrett and the Barrett Board. On March 12, 2001, Shell filed an amended complaint adding Sub as a plaintiff and the individual directors of Barrett as defendants. Shell alleges that the Barrett directors have breached their fiduciary duties by failing to amend the Bylaws that allegedly violate state law. On March 12, 2001, Shell also filed a motion with the Court seeking an expedited proceeding for matters asserted in its complaint. On March 14, 2001, Barrett amended the Bylaws to delete the two provisions that are the subject of this litigation. On April 2, 2001, Barrett filed a motion to dismiss Shell's complaint in the Delaware Court of Chancery on the ground that in light of the amendments to Barrett's Bylaws, Shell's complaint has been rendered moot.

   On March 12, 2001, Shell and Sub filed a complaint against Barrett in the United States District Court for the District of Delaware. The complaint seeks an order declaring that the Shell Consent Solicitation, the Shell tender offer documents and other documents filed with the SEC comply with all federal laws. In addition, the complaint asks the Court to enjoin Barrett, or anyone acting on Barrett's behalf or in concert with Barrett, from commencing in any other forum litigation that relates to the Shell Consent Solicitation or the Shell Offer or any matters concerning them. On April 2, 2001, Barrett filed a motion to dismiss this complaint on the ground that the Court did not have jurisdiction to hear the case.

   Several actions have been filed against Barrett and the Barrett Board in the Delaware Court of Chancery on behalf of a purported class of Barrett stockholders. Although containing slightly different allegations, all of the complaints allege that the Board is violating its fiduciary duties to stockholders. The various actions ask the Court to order the Board to evaluate Barrett's net worth, to inform itself about the Shell Offer and other potential acquirers, to enhance Barrett's value, to negotiate with Shell and to conduct an auction for Barrett. Some of the complaints also challenge the Rights Agreement and the two recently-deleted Bylaws challenged in Shell's suit in the Delaware Court of Chancery. In addition to the injunctions, the actions request payment of their alleged damages and plaintiffs' attorneys' fees.

   Two actions have been filed against Barrett and the Barrett Board in the District Court for the City and County of Denver, Colorado on behalf of a purported class of Barrett stockholders. These actions allege that the Board will violate its fiduciary duties to stockholders if it allows Barrett to consummate the Shell Offer. The actions ask the Court to enjoin the Board from agreeing to the Shell Offer and to require the Board to implement a fair process in order to sell the Company in a way that maximizes stockholder value.

                          ABSENCE OF APPRAISAL RIGHTS

   Under Delaware corporate law, the stockholders of Barrett are not entitled to appraisal rights in connection with the solicitation of consents or revocations of consents with respect to the Shell Proposals.

                        PARTICIPANTS IN THE SOLICITATION

   Each member of the Barrett Board, certain executive officers and other employees of Barrett and certain other persons may be deemed to be "participants" (as defined in the applicable regulations of the SEC) in our solicitation of consent revocations. The principal occupations and business addresses of each director and executive officer are set forth in Annex B. Information about the present ownership by directors and executive officers of Common Stock is provided in this Consent Revocation Statement and the present ownership of Common Stock by other persons who may be deemed to be participants is listed on Annex B.

                             STOCKHOLDER PROPOSALS

   In order to be considered for inclusion in Barrett's proxy statement and form of proxy relating to Barrett's annual meeting of stockholders to be held in 2001, proposals by individual stockholders must have been received by Barrett no later than November 23, 2000. Stockholder proposals also must have complied with certain SEC rules and regulations.

   In addition, the proxy to be solicited by the Board of Directors for the 2001 Annual Meeting of Stockholders will confer discretionary authority on any stockholder proposal presented at that meeting, unless Barrett had been provided with notice of such proposal no later than February 7, 2001.

                                          Barrett Resources Corporation

        , 2001

                                                                         ANNEX A

                             EXECUTIVE COMPENSATION

   The following summary compensation table sets forth certain information concerning the compensation of the Named Executive Officers for each of the three fiscal years during the period ended December 31, 2000.

                           Summary Compensation Table

                                                       Long Term Compensation
                                                   -------------------------------
                                                         Awards         Payouts
                                                   ------------------ ------------
                                                    Other
                                                   Annual  Restricted  Securities
                                                   Compen-   Stock     Underlying   LTIP    All Other
Name and Principal        Fiscal  Salary   Bonus   sation   Award(s)  Options/SARs Payouts Compensation
Position                   Year    ($)     ($)(1)    ($)      ($)         (2)        ($)      ($)(3)
------------------        ------ -------- -------- ------- ---------- ------------ ------- ------------
Peter A. Dea............   2000  $350,016 $200,000   -0-      -0-           -0-      -0-     $10,200
Chief Executive Officer,   1999  $218,752 $175,000   -0-      -0-       100,000      -0-     $ 9,600
Chairman, and a director   1998  $167,708      -0-   -0-      -0-       142,375      -0-     $ 9,600

Joseph N. Jaggers.......   2000  $119,391 $150,000   -0-      -0-        75,000      -0-     $75,886
President and Chief        1999        --       --    --       --            --       --          --
Operating Officer (4)      1998        --       --    --       --            --       --          --

A. Ralph Reed (5).......   2000  $285,000      -0-   -0-      -0-           -0-      -0-     $10,200
Former President, former   1999  $285,000 $130,000   -0-      -0-        52,500      -0-     $ 9,600
Chief Operating Officer,   1998  $272,250      -0-   -0-      -0-        60,000      -0-     $ 9,600
and former director

J. Frank Keller (6).....   2000  $206,250 $ 55,000   -0-      -0-        25,000      -0-     $10,200
Executive Vice
 President,                1999  $180,000 $ 85,000   -0-      -0-        34,350      -0-     $ 9,600
Chief Financial Officer,   1998  $177,131      -0-   -0-      -0-        35,000      -0-     $ 9,600
and former director

Eugene A. Lang, Jr......   2000  $178,750 $111,000   -0-      -0-        12,000      -0-     $10,200
Executive Vice
 President--               1999  $160,000 $ 60,000   -0-      -0-        11,200      -0-     $ 9,600
General Counsel and        1998  $157,500      -0-   -0-      -0-        25,000      -0-     $ 9,450
Secretary

--------
(1) The dollar value of cash bonuses earned during the year indicated. The cash bonuses earned for 2000 were determined by the Compensation Committee on March 7, 2001. See, "Compensation Committee Report on Executive Compensation--Cash Bonus Awards".
(2) The sum of the number of shares of Common Stock to be received upon the exercise of all stock options granted.
(3) Represents Barrett's matching contribution under Barrett's 401(k) Plan for each Named Executive Officer and a $75,000 relocation expense allowance paid to Mr. Jaggers upon his joining the Company as President and Chief Operating Officer on July 10, 2000.
(4) Mr. Jaggers joined the Company as President and Chief Operating Officer on July 10, 2000.
(5) On May 4, 2000, Mr. Reed stepped down as President and Chief Operating Officer. His membership on the Board also ended on May 4, 2000. Mr. Reed's employment ceased on January 4, 2001, when he retired. In recognition of Mr. Reed's contributions to Barrett during his 11-year employment, he received a payment of $405,000 on January 4, 2001.
(6)  Mr. Keller's membership on the Board ended on May 4, 2000.

   The following table provides certain summary information concerning individual grants of stock options made to Named Executive Officers during the fiscal year ended December 31, 2000 under Barrett's incentive plans. Except as set forth in the table below, during fiscal year 2000, Barrett did not grant any stock options under Barrett's Incentive Plans to any of the Named Executive Officers.

                       Option Grants in Last Fiscal Year

                                       % of Total                       Potential Realizable Value
                          Number of     Options                         at Assumed Annual Rates of
                         Securities    Granted to                      Stock Price Appreciation for
                         Underlying    Employees  Exercise                      Option Term
                           Options     in Fiscal    Price   Expiration -----------------------------
   Name                  Granted (#)      Year    ($/Share)    Date         5%             10%
   ----                  -----------   ---------- --------- ---------- ------------- ---------------
Peter A. Dea............      -0- (1)        0%        N/A        N/A            N/A             N/A

Joseph N. Jaggers.......   75,000 (2)     25.8%   $  28.75  7-10-2007  $     877,500 $     2,045,250

A. Ralph Reed...........      -0- (3)        0%        N/A        N/A            N/A             N/A

J. Frank Keller.........   25,000 (4)      8.6%   $25.8125  2-25-2007  $     262,750 $       612,250

Eugene A. Lang, Jr......   12,000 (4)      4.1%   $25.8125  2-25-2007  $     126,120 $       293,880

--------
(1) Mr. Dea was granted no stock options in 2000 in light of the options he received in November 1999 when he was elected Chief Executive Officer.
(2) Mr. Jaggers was granted options to purchase 75,000 shares effective upon his joining the Company as President and Chief Operating Officer on July 10, 2000. One-fourth of these options will become exercisable on each of July 10, 2001, 2002, 2003, and 2004 and all the options expire on July 10, 2007. These options become exercisable immediately upon a change in control of the Company.
(3) In light of his then anticipated retirement, Mr. Reed was granted no stock options in 2000.
(4) One-fourth of these options became exercisable on February 25, 2001, and one-fourth become exercisable on each of February 25, 2002, February 25, 2003 and February 25, 2004. These options become exercisable immediately upon a change in control of the Company.

Aggregated Option Exercises and Fiscal Year-End Option Values

   The following table provides certain summary information concerning stock option exercises during the fiscal year ended December 31, 2000 by the Named Executive Officers and the value of unexercised stock options held by the Named Executive Officers as of December 31, 2000.

                          Aggregated Option Exercises
                    For Fiscal Year Ended December 31, 2000
                         and Year-End Option Values (1)

                                                      Number of Securities
                                                     Underlying Unexercised     Value of Unexercised
                                                        Options at Fiscal      In-the-Money Options at
                                           Value        Year-End (#) (4)       Fiscal Year-End ($) (5)
                         Shares Acquired  Realized  ------------------------- -------------------------
   Name                  on Exercise (2)  ($) (3)   Exercisable Unexercisable Exercisable Unexercisable
   ----                  --------------- ---------- ----------- ------------- ----------- -------------
Peter A. Dea............     56,858      $1,136,327   59,643       147,563    $1,537,569   $4,182,530

Joseph N. Jaggers.......          0      $        0      -0-        75,000    $        0   $2,104,500

A. Ralph Reed...........     75,000      $1,039,273   13,125        67,375    $  529,889   $2,169,292

J. Frank Keller.........     32,787      $  756,151   35,025        72,438    $  827,073   $2,322,595

Eugene A. Lang, Jr......      1,762      $   48,790   68,808        41,100    $2,080,134   $1,220,304

--------
(1)   No stock appreciation rights are held by any of the Named Executive
      Officers.
(2) The number of shares received upon exercise of options during the year ended December 31, 2000.
(3) With respect to options exercised during the year ended December 31, 2000, the dollar value of the difference between the option exercise price and the market value of the option shares purchased on the date of the exercise of the options.
(4) The total number of unexercised options held as of December 31, 2000, separated between those options that were exercisable and those options that were not exercisable on that date.
(5) For all unexercised options held as of December 31, 2000, the aggregate dollar value of the excess of the market value of the stock underlying those options over the exercise price of those unexercised options. These values are shown separately for those options that were exercisable, and those options that were not yet exercisable, on December 31, 2000. As required, the price used to calculate these figures was the closing sale price of the common stock at year's end, which was $56.81 per share on December 29, 2000.

Compensation Committee Report on Executive Compensation

   None of the members of the Compensation Committee of the Board of Directors is an employee of Barrett. The Compensation Committee sets and administers the policies that govern the annual and long-term compensation of executive officers of Barrett. The Compensation Committee makes all decisions concerning compensation of executive officers and awards of stock options under Barrett's stock option plans, except for awards under the Non-Discretionary Stock Option Plan for non-employee directors.

   Compensation Policies Toward Executive Officers. The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that relate compensation to Barrett's annual and long-term performance, reward above average corporate performance compared to other companies in the oil and gas industry, recognize individual initiative and achievements, and assist Barrett in retaining and attracting qualified executive officers. The Compensation Committee strives to achieve these objectives through a combination of base salary, stock options and cash bonus awards. In determining compensation, the Compensation Committee considers the matters discussed in this report as well as the recommendations of the Chief Executive Officer concerning other executive officers and employees. The Compensation Committee held its regularly scheduled meeting beginning on March 7, 2001 to consider executive salaries for 2001, stock option grants and cash bonuses for 2000. This report is based on that meeting and, with respect to the discussion of executive salaries for 2000, the meeting of the Committee held on February 25, 2000.

   Executive Salaries. Executive salaries are reviewed by the Compensation Committee on a yearly basis and are set for individual executive officers based on subjective evaluations of each individual officer's performance and contributions to Barrett, Barrett's past performance, Barrett's future prospects and long-term growth potential and a comparison to salaries for nine specific companies, including three of the five companies in the peer group included in the performance graph below in "--Performance Graph", and salary ranges for executives of approximately 60 other companies in the oil and gas industry. Through consideration of these criteria, the Compensation Committee believes that salaries may be set in a manner that is both competitive and reasonable within Barrett's industry.

   The consideration of Barrett's performance for the year ended December 31, 1999 included a review of Barrett's net income of $20.8 million for 1999 compared to a net loss of $97.3 million for 1998, including an increase in net revenues from trading and hedging activities, and the 71% decrease in finding and development costs in 1999 compared to 1998. The consideration of Barrett's future prospects and potential for long term growth at the February 25, 2000 Compensation Committee meeting included a review of Barrett's 17% increase in proven reserves during 1999, the acquisition of additional acreage in Barrett's core area in the Piceance Basin and the advances in the development of Barrett's Powder River Basin prospect.

   After completing its review of the existing base salaries of the Named Executive Officers other than Mr. Jaggers and the factors described in this subsection, at its February 25, 2000 meeting, the Committee increased the annual base salaries to the following levels effective as of April 1, 2000:
Peter Dea, $350,000; J. Frank Keller, $215,000; and Eugene A. Lang, Jr., $185,000. The annual base salary of A. Ralph Reed remained at $285,000 due to his planned retirement. At a meeting on May 4, 2000, the Compensation Committee authorized the terms of Mr. Jaggers' compensation as President and Chief Operating Officer effective upon his joining Barrett in July 2000. The Committee based his annual base salary of $250,000 and his $75,000 one-time relocation expense allowance on the factors described in this section, negotiations with Mr. Jaggers and consideration of Mr. Jaggers' background as a senior petroleum engineer and manager of production operations at Amoco and BP Amoco, the responsibilities he would be assuming as Barrett's President and Chief Operating Officer and the level of compensation necessary to attract a candidate with Mr. Jaggers' experience and credentials to Barrett.

   The consideration of Barrett's performance for the year ended December 31, 2000 included a review of Barrett's increased recurring net income of $68.1 million for 2000 compared to $20.0 million for 1999 and the 18% increase in natural gas production over the prior year compared to more modest production increases for other oil and gas companies, tempered by losses related to trading and hedging activities. The consideration of Barrett's future prospects and potential for long-term growth included a review of Barrett's addition of a new core development area in the Raton Basin, the increase in net drilling inventory in the Piceance Basin due to 20-acre increased density approval obtained by Barrett and the acquisition of additional leasehold, the increase in net leasehold in the Powder River Basin and the generation of several new high potential exploration prospects.

   After completing its review of the existing base salaries of the Named Executive Officers and the factors described in this subsection, at its March 7-8, 2001 meeting, the Committee increased the annual base salaries to the following levels effective as of March 16, 2001: Mr. Dea, $425,000; Mr. Jaggers, $325,000; Mr. Keller, $222,500; and Mr. Lang, $200,000. The Committee did not consider Mr. Reed due to his retirement in January of 2001.

   Stock Options. Stock options are granted to executive officers and other employees of Barrett by the Compensation Committee as a means of providing long-term incentive to Barrett's employees. The Compensation Committee believes that stock options encourage increased performance by Barrett's employees and align the interests of Barrett's employees with the interests of Barrett's stockholders. Decisions concerning the granting of stock options to a particular executive officer are made after reviewing the number of options previously granted to that officer, the number of options granted to other executive officers (with higher ranking officers generally receiving more options in the aggregate) and a subjective evaluation of that officer's performance and contributions to Barrett as described above under "Executive Salaries" and anticipated involvement in Barrett's future prospects. While stock options are viewed by the Committee on a more forward- looking basis than cash bonus awards based on prior performance, an executive officer's prior performance will impact the number of options that may be granted. In the case of Mr. Keller, the Committee considered that Mr. Keller agreed to postpone his previously announced retirement because of the recently announced bid of Shell Oil Company to acquire Barrett.

   At its March 7, 2001 meeting, following its consideration of the matters described in the preceding paragraph, the Compensation Committee granted options to purchase the following number of shares of common stock to the Named Executive Officers other than Mr. Reed: Mr. Dea, 100,000; Mr. Jaggers, 75,000; Mr. Keller, 15,000; and Mr. Lang, 30,000. One-fourth of the options become exercisable on each of March 7, 2002, 2003, 2004 and 2005 and all the options expire on March 7, 2008. All the options become exercisable upon a change in control of the Company. The options are exercisable at $61.11 per share, which was the closing price for the common stock on March 7, 2001.

   Cash Bonus Awards. The Compensation Committee considers on an annual basis whether to pay cash bonuses to some or all of Barrett's employees, including Barrett's executive officers. The Compensation Committee considers the granting of bonuses with the objective that Barrett will remain competitive in its compensation practices and be able to retain highly qualified executive officers. In determining the amounts of bonuses, the Compensation Committee considers the performance of Barrett and each executive officer in the past year as described above under "--Executive Salaries". The Committee's review of Barrett's performance considers Barrett's net revenues and reserve and production increases for the year and the subjective determination of the Committee as to each executive officer's contributions to achieving those results. Although specific net revenue targets and percentages of net revenue available for bonuses are not utilized, the amount of funds available for bonuses generally increases as net revenues increase. Based on the foregoing, the Committee awarded a bonus of $200,000 to Mr. Dea, a bonus of $150,000 to Mr. Jaggers, a bonus of $55,000 to Mr. Keller, and a bonus of $111,000 to Mr. Lang. Separately, in recognition of his contributions to Barrett during his 11-year tenure, Mr. Reed received a payment of $405,000 on January 4, 2001 upon his retirement.

   Chief Executive Officer Compensation. Generally, the compensation of the Company's Chief Executive Officer is determined in the same manner as the compensation for other executive officers of the Company as described above. In addition to the factors described above under "--Executive Salaries", with respect to Mr. Dea's 2000 base salary as determined at the February 25, 2000 Committee meeting, the Committee considered that Mr. Dea had recently begun serving as Chief Executive Officer and was adjusting well to his new role. The Committee also considered Mr. Dea's performance and contributions to the Company prior to becoming Chief Executive Officer. In addition, with respect to Mr. Dea's base salary for 2001, the Committee considered Mr. Dea's leadership abilities in his first full year as Chief Executive Officer, his ability to maintain what the Committee believed to be a beneficial corporate culture within the Company and his positive presentations to and relationships with the industry and investment communities. The consideration of Mr. Dea's 2001 salary based on the Company's 2000 performance also included Mr. Dea's role in guiding the Company to the achievement of the increased performance levels described above under "--Executive Salaries", tempered by losses related to trading and hedging activities.

   The Committee considered Mr. Dea's compensation after determining the base salaries and bonuses of the other executive officers and the Committee's decisions concerning Mr. Dea's compensation included consideration of the relative amounts paid to these officers and the added responsibilities of Mr. Dea as Chief Executive Officer. As a result of these considerations as well as the compensation being paid to chief executive officers by other relatively comparable companies in the oil and gas industry, the Committee increased Mr. Dea's base salary and paid Mr. Dea the bonus as described above.

                                          Compensation Committee of the Board
                                           of Directors:

                                          C. Robert Buford
                                          Derrill Cody
                                          James M. Fitzgibbons
                                          Hennie L.J.M. Gieskes
                                          William W. Grant, III
                                          Philippe S.E. Schreiber, Chairman

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

   Barrett has entered into severance agreements with each of the Named Executive Officers as well as Barrett's other officers identified in this Consent Revocation Statement and certain other employees. Generally, the agreements provide, among other things, that if, within three years after a Change-in-Control (as defined in the severance agreement), the employee's employment is terminated by the employee for "Good Reason" or by Barrett other than for "Cause" (as such terms are defined in the severance agreement), the employee will be entitled to a lump sum cash payment equal to three times for Messrs. Dea, Jaggers, Reed and Keller (two times in the case of other officers and certain employees) the employee's annual compensation (based on annual salary and past annual bonus) in addition to continuation of certain benefits for three years for Messrs. Dea, Jaggers, Reed and Keller (two years in the case of other officers and employees) from the date of termination. Mr. Reed's agreement terminated upon his retirement on January 4, 2001.

   In addition, Barrett's stock option plans and option agreements under the plans provide for the acceleration of option exercisability in the event of a Change-in-Control.

Employee Retirement Plans, Long-Term Incentive Plans and Pension Plans

   Barrett has an employee retirement plan (the "401(k) Plan") that qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Employees of Barrett are entitled to contribute to the 401(k) Plan up to 15 percent of their respective salaries. In addition, Barrett currently contributes on behalf of each participating employee 100 percent of that employee's contribution, up to a maximum contribution by Barrett of six percent of that employee's gross salary for that pay period, with one-half of the matching contribution paid in cash and one-half paid in Barrett's common stock. Barrett's matching contribution is subject to a vesting schedule. Benefits payable to employees upon retirement are based on the contributions made by the employee under the 401(k) Plan, Barrett's matching contributions, and the performance of the 401(k) Plan's investments. Therefore, Barrett cannot estimate the annual benefits that will be payable to participants in the 401(k) Plan upon retirement at normal retirement age. Excluding the 401(k) Plan, Barrett has no defined benefit or actuarial or pension plans or other retirement plans.

   Excluding Barrett's stock option plans, Barrett has no long-term incentive plan to serve as incentive for performance to occur over a period longer than one fiscal year.

Performance Graph

   The following line graph compares the yearly percentage change in the cumulative total stockholder return, assuming reinvestment of dividends (for shares other than the Common Stock, on which no dividends have been paid) for
(1) the Common Stock, (2) a peer group (the "Peer Group") of companies selected by Barrett that are predominantly independent exploration and production companies with properties predominantly located in the United States, and (3) the Standard & Poors 500 Stock Index. The companies in the Peer Group are Cabot Oil & Gas Corporation, Devon Energy Corporation, Louis Dreyfus Natural Gas Corporation, Parker & Parsley Petroleum Company, Pogo Producing Company, Seagull Energy Corporation, United Meridian Corporation and Vintage Petroleum, Inc. Parker & Parsley Petroleum Company is included in the Peer Group until August 8, 1997 when it ceased to exist after it merged with and into Mesa Operating Co., a subsidiary of Pioneer Natural Resources Company. United Meridian Corporation is included in the Peer Group until March 27, 1998 when it merged with and into Ocean Energy Corporation. Seagull Energy Corporation is included in the Peer Group until March 30, 1999 when it merged with Ocean Energy Corporation. The comparison shown in the graph is for the years ended December 31, 1996, 1997, 1998, 1999 and 2000. The cumulative total stockholder return on Barrett's Common Stock was measured by dividing the difference between Barrett's share price at both the end and at the beginning of the measurement period by the share price at the beginning of the measurement period.

                              [PERFORMANCE GRAPH]

                          12/29/95 12/31/96 12/31/97 12/31/98 12/31/99 12/29/00
                          -------- -------- -------- -------- -------- --------
   Barrett Resources.....   $100   $145.11  $102.98  $ 81.71  $100.22  $193.40
   Peer Group............   $100   $160.53  $139.19  $104.89  $131.37  $254.58
   S&P 500...............   $100   $122.98  $163.94  $210.78  $255.13  $231.89

                                                                         ANNEX B

                    INFORMATION CONCERNING THE DIRECTORS AND
                    CERTAIN EXECUTIVE OFFICERS AND EMPLOYEES
                      OF BARRETT AND OTHER PERSONS WHO MAY
                      ALSO SOLICIT REVOCATIONS OF CONSENTS

   In connection with our solicitation of revocations of consents from its stockholders, Barrett's directors and executive officers may be deemed to be participants in the solicitation.

Directors and Executive Officers of Barrett

   The following table sets forth the name and principal business address of the directors and executive officers of Barrett who may be deemed to be participants in the solicitation of revocations of consents. The table also sets forth the name and address of any corporation or other organization in which each director's and executive officer's employment is carried on. The present employment or other principal occupation of each director, the principal business of any corporation in which each director's and executive officer's employment is carried on and the principal occupation of the executive officers (each person's position with Barrett) are set forth elsewhere in this Consent Revocation Statement. Unless otherwise indicated below, the principal business address of each person is c/o Barrett Resources Corporation, 1515 Arapahoe Street, Tower 3, Suite 1000, Denver, Colorado 80202. Directors are indicated with a single asterisk.

Name                                                Business Address
----                                                ----------------
Peter A. Dea*

C. Robert Buford*.................................. Zenith Drilling Corporation
                                                    1861 North Rock Road
                                                    Wichita, KS 67206

Derrill Cody*...................................... McKinney & Stringer, P.C.
                                                    101 N. Robinson
                                                    Suite 1300
                                                    Oklahoma City, OK 73102

James M. Fitzgibbons*.............................. Davidson Cotton Company
                                                    3005G Crosspoint Center Lane
                                                    Charlotte, NC 28269

Hennie L.J.M. Gieskes*............................. Spaarne Compagnie N.V.
                                                    van der Oudermeulenlaan, 1
                                                    2240 AE Wassenaar
                                                    The Netherlands

William W. Grant, III*............................. 545 Race Street
                                                    Denver, CO 80206

Phillippe S.E. Schreiber*.......................... P.O. Box 3087
                                                    26 Sheep Pond Road
                                                    Nantucket, MA 02584

Joseph N. Jaggers

J. Frank Keller

Robert W. Howard

Eugene A. Lang, Jr.

Logan Magruder

Joseph P. Barrett

Dean J. Gallacher

Steven G. Natali

Information Regarding Ownership of Barrett's Securities by Participants

   Except as set forth below and otherwise provided in this Consent Revocation Statement, none of the persons listed in this Annex B owns any of Barrett's securities of record but not beneficially. The number of shares of Common Stock held by directors and the Named Executive Officers of Barrett is set forth under the caption "Security Ownership" in this Consent Revocation Statement.

   The following executive officers own the following shares of Common Stock as of March 15, 2001:

     Name of                              Amount/Nature of    Percent of Class
 Beneficial Owner                       Beneficial Ownership Beneficially Owned
 ----------------                       -------------------- ------------------
 Joseph P. Barrett.....................        49,315(1)              *

 Dean J. Gallacher.....................         3,118(1)              *

 Robert W. Howard......................        47,831(1)(2)           *

 Logan Magruder, III...................        12,312(1)              *

 Steven G. Natali......................         9,107(1)              *

--------
*  Less than 1% of the Common Stock outstanding.
(1) The number of shares indicated consists of or includes the following number of shares underlying options that currently are exercisable or that may become exercisable within 60 days following March 15, 2001: Joseph P. Barrett, 37,805; Dean J. Gallacher, 3,000; Robert W. Howard, 30,950; Logan Magruder, III, 11,813; and Steven G. Natali, 8,438.

(2) The number of shares indicated includes 16,000 shares held jointly with Mr. Howard's spouse.

Information Regarding Transactions in Barrett's Common Stock by Participants

   The following table sets forth purchases and sales of Common Stock by the participants listed below during the past two years. Unless otherwise indicated, all transactions were consummated in the public market.

                                                           Number of
                                                            Shares
Name                               Date of Transaction  Acquired/(Sold) Footnote
----                               -------------------  --------------- --------
Joseph P. Barrett................ 1/1/2001 - 2/28/2001           15        (1)
                                  1/1/2000 - 12/31/2000         139        (2)
                                  1/1/1999 - 12/31/1999         147        (3)
                                        8/19/1999             4,200        (4)
                                        8/19/1999            (4,200)

C. Robert Buford.................       7/5/2000             10,000
                                        7/3/2000              4,300
                                        7/3/2000                700
                                        7/3/2000              2,500
                                        5/12/2000           (25,000)       (5)
                                        9/2/1999            (50,000)
                                        8/27/1999             5,000
                                        2/24/1999            10,000

Derrill Cody.....................       5/3/2000              3,900        (4)
                                        5/3/2000             10,000        (4)

Peter A. Dea..................... 1/1/2001 - 2/28/2001           27        (1)
                                  1/1/2000 - 12/31/2000         169        (2)
                                       12/26/2000             2,500        (4)
                                       12/26/2000            (2,500)
                                       12/22/2000             2,500        (4)
                                       12/22/2000            (2,500)
                                       12/17/2000               (14)       (5)
                                       12/17/2000               (68)       (5)
                                       12/17/2000               (98)       (5)
                                       12/15/2000             9,700        (4)
                                       12/15/2000            (9,700)
                                       12/14/2000             2,300        (4)
                                       12/14/2000            (2,300)
                                        12/8/2000            (4,723)       (6)
                                        12/8/2000             8,782
                                        12/8/2000            (1,962)       (6)
                                        12/8/2000             2,576        (4)
                                        12/6/2000             3,650        (4)
                                        12/6/2000             3,500        (4)
                                        12/6/2000            (2,600)
                                        12/6/2000            (3,650)
                                        12/6/2000            (3,500)
                                        12/5/2000           (13,250)
                                        12/5/2000            (5,000)
                                        12/5/2000              (500)
                                       11/28/2000            21,350        (4)
                                  1/1/1999 - 12/31/1999         187        (3)
                                        9/8/1999             10,000        (4)
                                        9/8/1999            (10,000)
                                        9/7/1999              1,218        (4)
                                        9/7/1999              3,593        (4)
                                        9/7/1999             (4,811)

                                                           Number of
                                                            Shares
Name                               Date of Transaction  Acquired/(Sold)  Footnote
----                               -------------------  ---------------  --------
James M. Fitzgibbons.............    Not Applicable     Not Applicable

Dean J. Gallacher................ 1/1/2001 - 2/28/2001              16      (1)
                                  1/1/2000 - 12/31/2000             96      (2)

Hennie L.J.M. Gieskes............    Not Applicable     Not Applicable

William W. Grant, III............       7/12/2000                8,000      (4)

Robert W. Howard................. 1/1/2001 - 2/28/2001              15      (1)
                                  1/1/2000 - 12/31/2000            133      (2)
                                       12/18/2000                2,500      (4)
                                       12/18/2000                   33      (4)
                                       12/18/2000                1,092      (4)
                                       12/18/2000               (1,600)
                                       12/18/2000               (4,200)
                                  1/1/1999 - 12/31/1999            140      (3)
                                        3/30/1999               (3,911)     (6)
                                        3/30/1999                8,000      (4)

Joseph N. Jaggers................ 1/1/2001 - 2/28/2001              22      (1)
                                  1/1/2000 - 12/31/2000             26      (2)

J. Frank Keller.................. 1/1/2001 - 2/28/2001              16      (1)
                                  1/1/2000 - 12/31/2000            160      (2)
                                       12/26/2000               (5,000)
                                       12/19/2000               (5,000)
                                       12/18/2000              (10,000)
                                       12/15/2000                4,139      (4)
                                       12/15/2000               (5,000)
                                       12/15/2000               (5,000)
                                       12/12/2000                  861      (4)
                                       12/12/2000                9,139      (4)
                                       12/12/2000              (10,000)
                                        12/8/2000                1,413      (4)
                                        12/8/2000                8,587      (4)
                                       11/20/2000               (6,700)
                                       10/13/2000               (4,532)     (6)
                                       10/13/2000                8,648      (4)
                                       12/17/2000                 (745)     (5)
                                  1/1/1999 - 12/31/1999            171      (3)
                                        9/9/1999                20,600      (4)
                                        9/9/1999                (9,100)
                                        5/28/1999               (6,000)
                                        5/27/1999               (5,000)
                                        5/20/1999               (5,000)
                                        3/30/1999               34,400      (4)

Eugene A. Lang, Jr. ............. 1/1/2001 - 2/28/2001              14      (1)
                                        2/20/2001               (1,275)     (6)
                                        2/20/2001                3,041      (4)
                                  1/1/2000 - 12/31/2000            163      (2)
                                       12/21/2000                 (756)     (6)
                                       12/21/2000                1,762      (4)
                                  1/1/1999 - 12/31/1999            172      (3)
                                       12/30/1999               (4,033)     (6)

                                                         Number of
                                                          Shares
Name                             Date of Transaction  Acquired/(Sold) Footnote
----                             -------------------  --------------- --------
Eugene A. Lang,
 Jr. (continued)...............      12/30/1999             3,984        (4)
                                     12/30/1999               772        (4)
                                      5/19/1999            11,000        (4)
                                      5/19/1999           (11,000)

Logan Magruder, III............ 1/1/2001 - 2/28/2001           17        (1)
                                1/1/2000 - 12/31/2000         156        (2)
                                     12/27/2000             2,500        (4)
                                     12/27/2000            (2,500)
                                     12/26/2000            16,875        (4)
                                     12/26/2000             2,500        (4)
                                     12/26/2000             2,500        (4)
                                     12/26/2000            (5,000)
                                     12/26/2000            (9,837)
                                     12/26/2000            (7,038)
                                     12/18/2000             2,500        (4)
                                     12/18/2000            (2,500)
                                      11/9/2000             2,500        (4)
                                      11/9/2000            (1,250)
                                      11/9/2000            (1,250)
                                      8/17/2000             2,187        (4)
                                      8/17/2000            (2,187)
                                1/1/1999 - 12/31/1999         167        (3)
                                      9/8/1999                200        (4)
                                      9/8/1999               (200)
                                      9/7/1999              2,500        (4)
                                      9/7/1999             (4,800)
                                      8/20/1999             2,500        (4)
                                      8/20/1999            (2,500)

Steven G. Natali............... 1/1/2001 - 2/28/2001           16        (1)
                                1/1/2000 - 12/31/2000         135        (2)
                                     12/21/2000            (2,187)
                                     12/20/2000             7,500        (4)
                                     12/20/2000             2,500        (4)
                                     12/20/2000             7,500        (4)
                                     12/20/2000             6,250        (4)
                                     12/20/2000            20,037        (4)
                                     12/20/2000            (5,900)

Philippe S.E. Schreiber........      12/14/2000            (2,000)
                                      3/31/2000            (3,000)
                                      6/11/1999            10,000        (4)
                                      6/11/1999            (4,900)

--------
(1) Indicates the number of shares purchased through Barrett's 401(k) plan by the 401(k) trustee and allocated to the individual's account from 1/1/2001 to 2/28/2001. The Barrett 401(k) plan involves a contribution made by the individual on a twice-monthly basis on usual payroll dates that is deducted directly from the individual's paycheck.
(2) Indicates the number of shares purchased through Barrett's 401(k) plan by the 401(k) trustee and allocated to the individual's account from 1/1/2000 to 12/31/2000.

(3) Indicates the number of shares purchased through Barrett's 401(k) plan by the 401(k) trustee and allocated to the individual's account from 1/1/1999 to 12/31/1999.
(4) Indicates the number of shares purchased through the exercise of stock options previously granted pursuant to one of Barrett's stock option plans.
(5)  Indicates a gift.
(6) Indicates shares previously held by the named individual that were delivered to Barrett as payment of the exercise price of options exercised on the same date.

   Except as described in this Annex B or in the Consent Revocation Statement or in Annex A thereto, none of the directors or executive officers of Barrett who may be deemed "participants" as defined in Schedule 14A promulgated under the Exchange Act nor, to the best knowledge of the Company, any of their respective affiliates or associates (together, the "Company Participant Affiliates"), (1) directly or indirectly beneficially or of record owns any shares of Common Stock or any securities of any subsidiary of Barrett, (2) has purchased or sold any shares of Common Stock within the past two years or (3) has had any relationship with Barrett in any capacity other than as a stockholder, employee, officer or director. Furthermore, except as described in this Annex B or in the Consent Revocation Statement or in Annex A thereto, no Company Participant Affiliate is either a party to any transaction or series of transactions since January 1, 2000, or has knowledge of any currently proposed transaction or series of transactions, (1) to which Barrett or any of its subsidiaries was or is to be a party, (2) in which the amount involved exceeds $60,000, and (3) in which any Company Participant Affiliate had, or will have, a direct or indirect material interest.

   Except for the employment agreements described in the Consent Revocation Statement or as otherwise described therein or in Annex A thereto or in this Annex B, no Company Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by Barrett or its affiliates or any future transactions to which Barrett or any of its affiliates will or may be a party. Except as described in this Annex B or in the Consent Revocation Statement or in Annex A thereto, there are no contracts, arrangements or understandings by any Company Participant Affiliate within the past year with any person with respect to Barrett's securities.

   Other than as disclosed in this Annex B or in the Consent Revocation Statement or in Annex A thereto, to the knowledge of the Company, none of the Company, any of its directors or executive officers has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon pursuant to the Shell Consent Solicitation Statement or the Consent Revocation Statement.

Information Regarding Other Persons that may be Deemed to be Participants

   We have retained Goldman, Sachs & Co. ("Goldman Sachs") and Petrie Parkman & Co. ("Petrie Parkman") to act as our financial advisors in connection with the Shell Offer. Neither Goldman Sachs nor Petrie Parkman admits that it or any of its directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in the solicitation of consent revocations, or that Schedule 14A requires the disclosure of certain information concerning Goldman Sachs or Petrie Parkman. Additional information concerning the foregoing persons who may be deemed to be participants in our solicitation of revocations of consents, including the number of Shares beneficially owned by such persons, is set forth below.

Goldman Sachs

   Pursuant to a letter agreement (the "Goldman Sachs Letter Agreement") dated March 3, 2001, Barrett has engaged Goldman Sachs to act as its financial advisor in connection with the Shell Offer and certain other possible transactions, and agreed to pay Goldman Sachs (X) a fee of $500,000 payable on the date of the Goldman Sachs Letter Agreement, (Y) a fee equal to 0.55% of the aggregate value of any transaction in which a holder of Barrett shares receives up to $55.00 per share, and, if the holder receives more than $55.00 per share in any such transaction, a fee equal to the fee payable assuming that the holder received $55.00 per share plus 1.5% of the amount per share received by such holder in excess of $55.00 per share multiplied by the fully diluted number of shares outstanding, in the event (i) at least 15% of the outstanding stock of Barrett is acquired by a third party, (ii) all or substantially all of the assets of Barrett are sold or
(iii) a recapitalization transaction involving Barrett occurs, and (Z) $2.0 million on each of four successive quarterly dates if certain transactions involving Barrett have not then occurred. The amount paid in connection with clause (X) is creditable against the amount payable in connection with clauses
(Y) and (Z). In addition, the amount paid in connection with clause (Y) is creditable against the amount payable in connection with clause (Z) and vice versa.

   Barrett has agreed to reimburse Goldman Sachs periodically for their reasonable out-of-pocket expenses. In addition, Barrett has agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under federal securities laws.

   In connection with the engagement of Goldman Sachs as financial advisor, Barrett anticipates that employees of Goldman Sachs may communicate in person, by telephone or otherwise with certain institutions, brokers or other persons who are shareholders for the purpose of assisting in the solicitation of consent revocations. Although Goldman Sachs does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, by the SEC, or that Schedule 14A requires the disclosure of certain information concerning them, Peter Brundage (Managing Director), Chansoo Joung (Managing Director) and John Vaske (Managing Director), in each case of Goldman Sachs (collectively, the "Financial Advisor Participants"), may assist Barrett in the solicitation of consent revocations. The principal business address of Messrs. Brundage, Joung and Vaske is 85 Broad Street, New York, NY 10004.

   Goldman Sachs has provided financial advisory and investment banking services to Barrett from time to time for which they have received customary compensation. In addition, certain affiliates of Goldman Sachs, in the ordinary course of business, are a party to certain of Barrett's commodity hedging transactions. Goldman Sachs engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the ordinary course of its business, Goldman Sachs may actively trade securities of Barrett for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Goldman Sachs has advised Barrett that as of March 13, 2001, Goldman Sachs held a net short position of approximately 10,319 shares of Barrett Common Stock.

   Except as set forth above, to Barrett's knowledge, none of Goldman Sachs, or any of the Financial Advisor Participants, has any interest, direct or indirect, by security holdings or otherwise, in Barrett. None of the Financial Advisor Participants have purchased or sold for their account Barrett Common Stock within the past two years. In the normal course of their business, Goldman Sachs finance the securities positions of Goldman Sachs by bank and other borrowings and repurchase and securities borrowing transactions. To the knowledge of Barrett, none of such borrowings were intended specifically for the purpose of purchasing securities of Barrett.

Petrie Parkman

   Pursuant to the terms of a letter agreement (the "Petrie Parkman Letter Agreement") dated as of March 7, 2001, Barrett has engaged Petrie Parkman to act as its financial advisor in connection with the Shell Offer and certain other possible transactions, and agreed to pay Petrie Parkman the following compensation:

  a. a fee of $1,000,000 in cash, payable promptly following the Company's execution of the Petrie Parkman Letter Agreement; plus

  b. a one-time advisory fee of $1,000,000 in cash payable promptly upon the earlier of (i) the substantial completion by Petrie Parkman of the work deemed sufficient by Petrie Parkman to render an opinion as to the fairness or adequacy, from a financial point of view, to the Company or its stockholders of the consideration to be paid or received by the Company or its stockholders in any Transaction (as that term is defined below), or (ii) the consummation of a Transaction; plus

  c. an incremental fee of $400,000 in cash for each $1.00 per share of consideration (both cash and non-cash) above $55.00 per share received by Barrett stockholders upon consummation of a Transaction.

   The term "Transaction" in the Petrie Parkman Letter Agreement means a possible merger or business combination to which Barrett is a party or an acquisition of a majority of the shares of Common Stock through a tender offer or exchange offer, or a sale of, or joint venture transaction involving, all or substantially all of Barrett's assets with, of, or to one or more other parties.

   Barrett has agreed to reimburse Petrie Parkman for its reasonable out-of-pocket expenses related to the Petrie Parkman Letter Agreement, including the reasonable fees and expenses of its counsel. In addition, Barrett has agreed to indemnify Petrie Parkman against certain liabilities, including, but not limited to, liabilities under federal securities laws.

   In connection with the engagement of Petrie Parkman as financial advisor, Barrett anticipates that employees of Petrie Parkman may communicate in person, by telephone or otherwise with certain institutions, brokers or other persons who are shareholders for the purpose of assisting in the solicitation of consent revocations. Although Petrie Parkman does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, by the SEC, or that Schedule 14A requires the disclosure of certain information concerning them, Tom Petrie (Chairman and Chief Executive Officer), Paul Leibman (Principal and Director of Research) and Jon Hughes (Principal), in each case of Petrie Parkman (collectively, the "Petrie Parkman Financial Advisory Participants"), may assist Barrett in the solicitation of consent revocations. The principal business address of Messrs. Petrie and Leibman is 475 Seventeenth Street, Suite 1100, Denver, Colorado 80202. The principal business address of Mr. Hughes is 600 Travis Street, Suite 7400, Houston, Texas, 77002.

   Petrie Parkman has provided financial advisory and investment banking services to Barrett from time to time for which they have received customary compensation. Petrie Parkman engages in a full range of investment banking, securities trading, and brokerage services for institutional clients. In the ordinary course of its business, Petrie Parkman may actively trade securities of Barrett for its own account and the account of its customers, and, accordingly, may at any time hold a long or short position in such securities. Petrie Parkman has advised Barrett that as of March 15, 2001, Petrie Parkman holds no position in the Common Stock.

   Except as set forth above, to Barrett's knowledge, none of Petrie Parkman, or any of the Petrie Parkman Financial Advisory Participants, has any interest, direct or indirect, by security holdings or otherwise, in Barrett. None of the Petrie Parkman Financial Advisory Participants have purchased or sold for their account Common Stock within the past two years.

                                   IMPORTANT

1. If your shares are registered in your name, please sign, date and mail the enclosed BLUE Consent Revocation Card to Innisfree in the postage-paid envelope provided.

2. If you have previously signed and returned a white consent card to Shell, you have every right to change your mind and revoke that consent. Only your latest dated card will count. You may revoke any white consent card already sent to Shell by signing, dating and mailing the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided.

3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only that firm or institution can sign a BLUE Consent Revocation Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE Consent Revocation Card to the brokerage firm, bank nominee or other institution in the postage-paid envelope provided. To ensure that your shares are not voted by Shell, you should also contact the person responsible for your account and give instructions for a BLUE Consent Revocation Card to be signed and delivered to Barrett in care of Innisfree representing your shares.

4. After signing the enclosed BLUE Consent Revocation Card, do not sign or return any white consent card sent to you by Shell. Do not even use Shell's white consent card to indicate your opposition to the Shell Proposals.

   If you have any questions above giving your revocation of consent or require assistance, please call:

                           INNISFREE M&A INCORPORATED
                         501 MADISON AVENUE, 20TH FLOOR
                            NEW YORK, NEW YORK 10022
                         CALL TOLL FREE: (888) 750-5834
                  BANKS & BROKERS CALL COLLECT: (212) 750-5833